Exhibit 99.1

Purple Innovation Reports Second Quarter 2022 Results

Lehi, Utah, August 9, 2022 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the second quarter ended June 30, 2022.

Second Quarter Financial Summary (Comparisons versus Second Quarter 2021 and First Quarter 2022)1

●	Net revenue was $144.1 million, a decrease of 21.1% compared to 2Q21 and an increase of 0.6% compared to 1Q22.

o	Wholesale revenue decreased 5.9% compared to 2Q21 and increased 8.4% compared to 1Q22.

o	Direct-to-Consumer (DTC) revenue decreased 29.8% compared to 2Q21 and 4.6% compared to 1Q22, while advertising spend decreased 56.0% compared to 2Q21 and 20.6% compared to 1Q22.

●	Gross margin was 33.9% compared to 44.7% in 2Q21 and 36.1% in 1Q22.

●	Operating expenses as a percent of net revenue were 42.3% compared to 46.1% in 2Q21 and 48.9% in 1Q22.

●	Operating loss was $(12.1) million compared to $(2.5) million in 2Q21 and $(18.4) million in 1Q22.

●	Net loss was $(8.3) million as compared to a net income of $2.6 million in 2Q21 and $(13.6) million in 1Q22.

o	Adjusted net loss was $(8.8) million, or $(0.11) per diluted share as compared to adjusted net income of $3.6 million, or $0.05 per diluted share in 2Q21 and adjusted net loss of $(16.5) million or $(0.24) per diluted share in 1Q22.

●	EBITDA was $(8.0) million compared to $3.9 million in 2Q21 and $(10.6) million in 1Q22.

o	Adjusted EBITDA was $(0.3) million compared to $11.0 million in 2Q21 and $(9.6) million in 1Q22.

●	Cash and cash equivalents were $41.2 million at June 30, 2022.

“We continue to make important progress improving Purple’s operational health despite increasing macro headwinds,” said Chief Executive Officer Rob DeMartini. “The meaningful improvement in second quarter adjusted EBITDA compared with the first quarter on similar revenue underscores the work we’ve done since the start of this year right sizing our cost structure. While the continued shift in demand away from home related categories and the impact of inflation on consumer discretionary spending is delaying our top-line recovery, we remain confident that our four strategic initiatives – operational excellence, brand elevation, channel development and accelerating innovation – are the right building blocks for delivering long-term profitable growth. We are moving forward focused on executing our plans and preparing the Company to emerge from the current macroeconomic environment well positioned to accelerate growth and expand market share.”

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Second Quarter 2022 Review

Second quarter 2022 net revenue decreased 21.1% to $144.1 million, compared to $182.6 million in the second quarter of 2021. This decrease was primarily due to the challenging year-over-year comparison created by the pull forward of demand driven by the effects of COVID and economic stimulus in the second quarter of 2021, changing demand for home related products, inflationary pressure on discretionary consumer spending, and an intentional reduction in advertising spend, which was down 56.0% compared with a year ago. By channel, versus prior year, wholesale net revenue declined 5.9% and direct to consumer net revenues declined 29.8%. Within DTC, ecommerce declined 39.2%, reflecting the aforementioned pullback in ad spend. This was partially offset by a 150% increase in showroom net revenue driven largely by the opening of 27 net new showrooms over the past 12 months.

Gross margin for the second quarter 2022 declined to 33.9% compared to 44.7% in the year ago period. This decline was primarily attributed to lower revenue with an increased wholesale channel revenue, which carries a lower gross margin than DTC channel revenue and unfavorable cost absorption from lower than planned production volumes in prior months. Additionally, the decline in gross margin reflects the impact of elevated levels of materials, labor and overhead costs, partially offset by benefits realized from our workforce restructuring. Wholesale net revenues comprised approximately 43% of net revenue for the quarter compared with approximately 36% in the same quarter last year.

Operating expenses were 42.3% of net revenue for the second quarter of 2022 compared to 46.1% in the year ago period. The decrease in operating expenses as a percent of net revenue compared with the prior year period was driven primarily by the intentional reduction in advertising spend to improve marketing efficiency and stabilize profitability in the current environment and the restructuring of the marketing organization that occurred in the second quarter of this year. Advertising spend for the second quarter was reduced $24.1 million, or 56.0% year-over-year and $4.9 million, or 20.6% from the first quarter of 2022.

Operating loss was $(12.1) million for the second quarter 2022 compared to $(2.5) million in the prior year period.

Net loss was $(8.3) million for the second quarter 2022 compared to a net income of $2.6 million in the year ago period. As previously disclosed, the Company determined that its outstanding warrants should be accounted for as liabilities and recorded at fair value on the date of the transaction and subsequently re-measured to fair value at each reporting date. For the three months ended June 30, 2022 and 2021, the Company recognized non-cash gains of $0.3 million and $4.9 million, respectively, associated with the change in fair value of warrant liabilities.

Adjusted net loss, which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including gains associated with the change in fair value of warrant liabilities, was $(8.8) million, or $(0.11) per adjusted diluted share, compared to adjusted net income of $3.6 million, or $0.05 per adjusted diluted share in the prior year period. Adjusted net loss has also been adjusted to reflect an estimated effective income tax rate of 31.7% for the current year period resulting in an adjusted income tax benefit and 25.4% for the comparable prior year period resulting in an adjusted income tax benefit.

EBITDA for the second quarter 2022 was $(8.0) million compared to $3.9 million in the second quarter 2021. Adjusted EBITDA, which excludes the adjustment for non-cash gain associated with the change in fair value of warrant liabilities, Tax Receivable Agreement benefit, new production facility start-up costs, non-cash stock-based compensation, executive search costs, vendor separation fee, severance, showroom opening costs, product reserve and COVID-19 related expenses, was $(0.3) million compared to Adjusted EBITDA of $11.0 million in the prior year period.

Balance Sheet

As of June 30, 2022, the Company had cash and cash equivalents of $41.2 million compared to $91.6 million as of December 31, 2021 and $62.7 million at March 31, 2022. The decrease compared with March 31, 2022 was driven primarily by cash used in operations of $8.5 million, capital expenditures of $13.0 million primarily related to showroom expansion. In addition to the $41.2 million in cash at the end of the second quarter, the Company has the full $55 million amount available under its credit facility. Based on its current projections, the Company believes its cash on hand, amounts available under its revolving line of credit, and expected cash to be generated from e-commerce, wholesale, and Purple retail store channels will be sufficient to meet its working capital requirements, comply with debt covenants and cover anticipated capital expenditures for the next 12 months and beyond.

Inventories at June 30, 2022 were $84.9 million, a decrease of 14% compared with $98.7 million at December 31, 2021 and a decrease of 19.8% compared with $105.8 million at March 31, 2022. The decrease in inventories since the end of Q1 driven by a reduction in mattress inventories and resale finished goods as we right-size our inventories to the current demand environment.

2022 Outlook

Based on second quarter results combined with a more cautious view on the remainder of the year due to the current macroeconomic environment, the Company is amending its 2022 outlook. It now expects full year 2022 net revenue to be between $570 million and $590 million, compared with its prior range of $650 million to $690 million.

Adjusted EBITDA for 2022 is now expected to be between $(15) million and $(5) million, compared with its prior range of $21 million to $27 million.

The Company expects second half 2022 gross margins to improve compared with second quarter 2022 levels and exit the year with gross margins between 37% to 38%.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, August 9, 2022 at 4:30 p.m. Eastern Time. To access the call dial (888) 882-4478 (domestic) or (646) 828-8193 (international) and provide the Conference ID: 6808645. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help improve lives through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, bedding, frames and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, GelFlex Grid, is the foundation of many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. Visit Purple online at purple.com and “like” Purple on Facebook and “follow” on Instagram.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in capacity, innovation and showrooms; our ability to achieve profitability; expected improvements in performance quarter-over-quarter; expected improvement in margin rates; our ability to successfully execute on improvement strategies; expected improvements in our operating performance; our ability to improve brand recognition; demand for our products; expectations regarding consumer behavior; our ability to develop and expand our distribution channels; our ability to accelerate production innovation; the adequacy of our cash other capital resources; and expected financial and operating results for the full year 2022. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; disruptions to our manufacturing processes; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, as amended by our Annual Report on Form 10-K/A filed with the SEC on March 16, 2022 and our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for full year 2022, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:
Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except par value)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$41,169	$91,616
Accounts receivable, net	31,578	25,430
Inventories, net	84,886	98,690
Prepaid expenses	5,111	8,064
Other current assets	5,369	5,702
Total current assets	168,113	229,502
Property and equipment, net	127,752	112,614
Operating lease right-of-use assets	88,986	68,037
Intangible assets, net	14,687	13,204
Deferred income taxes	223,952	217,791
Other long-term assets	1,617	1,322
Total assets	$625,107	$642,470

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,986	$79,752
Accrued sales returns	5,111	7,116
Accrued compensation	9,370	8,928
Customer prepayments	5,132	10,854
Accrued sales tax	3,129	4,672
Accrued rebates and allowances	7,315	10,169
Operating lease obligations – current portion	9,882	7,053
Warrant liabilities	69	—
Other current liabilities	8,047	13,470
Total current liabilities	88,041	142,014
Debt, net of current portion	37,198	94,113
Operating lease obligations, net of current portion	103,457	81,159
Warrant liabilities	—	4,343
Tax receivable agreement liability, net of current portion	161,970	162,239
Other long-term liabilities, net of current portion	15,320	12,061
Total liabilities	405,986	495,929

Commitments and contingencies (Note 13)

Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 82,764 issued and outstanding at June 30, 2022 and 66,493 issued and outstanding at December 31, 2021	8	7
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at June 30, 2022 and at December 31, 2021	—	—
Additional paid-in capital	501,997	407,591
Accumulated deficit	(283,667)	(261,825)
Total stockholders’ equity	218,338	145,773
Noncontrolling interest	783	768
Total stockholders’ equity	219,121	146,541
Total liabilities and stockholders’ equity	$625,107	$642,470

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Income

(unaudited - in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues, net	$144,109	$182,586	$287,288	$369,015
Cost of revenues	95,297	100,899	186,850	199,804
Gross profit	48,812	81,687	100,438	169,211
Operating expenses:
Marketing and sales	40,373	59,844	90,332	114,212
General and administrative	18,779	22,461	36,667	36,987
Research and development	1,748	1,923	3,891	3,646
Total operating expenses	60,900	84,228	130,890	154,845
Operating income (loss)	(12,088)	(2,541)	(30,452)	14,366
Other income (expense):
Interest expense	(707)	(569)	(1,730)	(1,139)
Other income (expense), net	(136)	26	(119)	(42
Change in fair value – warrant liabilities	346	4,860	4,274	14,007
Tax receivable agreement expense	—	(381)	—	(207)
Total other income (expense), net	(497)	3,936	2,425	12,619
Net income (loss) before income taxes	(12,585)	1,395	(28,027)	26,985
Income tax benefit (expense)	4,175	1,167	5,986	(3,484)
Net income (loss)	(8,410)	2,562	(22,041)	23,501
Net income (loss) attributable to noncontrolling interest	(70)	(16)	(199)	99
Net income (loss) attributable to Purple Innovation, Inc.	$(8,340)	$2,578	$(21,842)	$23,402

Net income (loss) per share:
Basic	$(0.10)	$0.04	$(0.29)	$0.36
Diluted	$(0.10)	$(0.03)	$(0.29)	$0.14

Weighted average common shares outstanding:
Basic	82,703	66,277	74,924	65,439
Diluted	83,151	66,864	75,372	68,341

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$(8,410)	$2,562	$(22,041)	$23,501
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,741	1,995	7,583	3,544
Non-cash interest	212	128	360	257
Change in fair value - warrant liabilities	(346)	(4,860)	(4,274)	(14,007)
Tax receivable agreement expense	—	381	—	207
Stock-based compensation	1,275	1,113	1,817	1,592
Deferred income taxes	(4,249)	1,335	(6,161)	3,170
Changes in operating assets and liabilities:
Accounts receivable	(2,572)	16,514	(6,148)	4,007
Inventories	20,940	(1,513)	13,804	931
Prepaid inventory and other assets	2,460	(4,372)	3,481	(2,263)
Operating lease, net	3,760	641	4,178	785
Accounts payable	(21,127)	(1,375)	(37,027)	(11,783)
Accrued sales returns	(35)	(1,318)	(2,005)	(1,466)
Accrued compensation	(2,403)	(567)	354	(5,002)
Customer prepayments	271	9,433	(5,722)	11,081
Accrued rebates and allowances	306	1,306	(2,854)	(4,021)
Other accrued liabilities	(2,346)	(543)	1,851	936
Net cash provided by (used in) operating activities	(8,523)	20,860	(52,804)	11,469

Cash flows from investing activities:
Purchase of property and equipment	(11,602)	(13,877)	(24,233)	(26,162)
Investment in intangible assets	(1,375)	(216)	(1,822)	(285)
Net cash used in investing activities	(12,977)	(14,093)	(26,055)	(26,447)

Cash flows from financing activities:
Payments on term loan	—	(562)	(2,531)	(1,125)
Payments on revolving line of credit	—	—	(55,000)	—
Payments for debt issuance costs	—	—	(1,242)	—
Proceeds from stock offering	—	—	93,125	—
Payments for public offering costs	(29)	—	(259)	—
Proceeds from InnoHold indemnification payment	—	—	—	4,142
Tax receivable agreement payments	—	—	(5,847)	(628)
Distributions to members	—	(308)	—	(853)
Proceeds from exercise of warrants	—	—	—	116
Proceeds from exercise of stock options	—	369	166	452
Net cash provided by (used in) financing activities	(29)	(501)	28,412	2,104

Net increase (decrease) in cash	(21,529)	6,266	(50,447)	(12,874)
Cash, beginning of the period	62,698	103,815	91,616	122,955
Cash, end of the period	$41,169	$110,081	$41,169	$110,081

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$482	$428	$1,345	$858
Cash paid during the period for income taxes	$175	$3,628	$219	$4,434

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$3,648	$3,367	$3,648	$3,367
Non-cash leasehold improvements	$—	$2,538	$—	$3,239
Accrued distributions	$228	$—	$228	$—
Tax receivable agreement liability	$—	$3	$—	$780
Deferred income taxes	$—	$3	$—	$974
Exercise of liability warrants	$—	$26	$—	$64,172

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) income before interest expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, warrant liability, vendor separation fee, nonrecurring legal fees, interim CFO and consulting fees and severance costs. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

GAAP net income (loss)	$(8,410)	2,562	(22,041)	23,501
Interest expense	707	569	1,730	1,139
Income tax (benefit) expense	(4,175)	(1,167)	(5,986)	3,484
Other income, net	136	(26)	119	42
Depreciation and amortization	3,741	1,995	7,583	3,544
EBITDA	(8,001)	3,933	(18,595)	31,710
Adjustments:
Warrant Liability	(346)	(4,860)	(4,274)	(14,007)
Stock-based compensation expense	1,275	1,113	1,817	1,592
Vendor separation fee	3,136	—	3,136	—
Tax Receivable Agreement expense	—	381	—	207
Legal fees	104	8,547	266	9,659
Executive interim and search costs	1,356	785	3,070	1,145
Severance costs	1,191	122	2,469	315
Showroom opening costs	900	410	1,576	490
New production facility start-up costs	85	504	348	2,566
Previous period sales tax liability	—	85	—	85
COVID-19 related expenses	2	1	331	39
Adjusted EBITDA	$(298)	$11,021	$(9,856)	$33,801

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$(8,410)	$2,562	$(22,041)	$23,501
Income tax (benefit) expense, as reported	(4,175)	(1,167)	(5,986)	3,484
Tax receivable agreement expense	—	381	—	207
Change in fair value – warrant liabilities	(346)	(4,860)	(4,274)	(14,007)
Secondary offering expenses	—	7,858	—	7,858
Adjusted net income (loss) before income taxes	(12,931)	4,774	(32,301)	21,043
Adjusted income tax benefit (expense)(1)	4,106	(1,213)	6,977	(5,345)
Adjusted net income (loss)	$(8,825)	$3,561	$(25,324)	$15,698

Adjusted net income (loss) per share, diluted	$(0.11)	$0.05	$(0.34)	$0.23

Adjusted weighted-average shares outstanding, diluted(2)	83,151	67,312	75,372	68,800

(1) Represents the estimated effective tax rate of 31.74% and 21.6% for the three and six months ended June 30, 2022, respectively and 25.4% for the three and six months ended June 30, 2021, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2) Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three and six months ended June 30, 2022 and 2021:

	For the Three Months Ended
	June 30, 2022			June 30, 2021
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(8,340)	83,151	$(0.10)	$2,578	66,864	$(0.03)
Assumed exchange of shares(2)	(70)	—		(16)	448
Net income (loss)	(8,410)			2,562
Adjustments to arrive at adjusted income (loss) before taxes(3)	(4,521)			2,212
Adjusted income (loss) before taxes	(12,931)			4,774
Adjusted income tax benefit(4)	4,106			(1,213)
Adjusted net income (loss)	$(8,825)	83,151	$(0.11)	$3,561	67,312	$0.05

(1) Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2) Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3) Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4) Represents the estimated effective tax rate of 31.7% and 25.4% for the three months ended June 30, 2022 and 2021, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

	For the Six Months Ended
	June 30, 2022			June 30, 2021
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(21,842)	75,372	$(0.29)	$23,402	68,341	$0.14
Assumed exchange of shares(2)	(199)	—		99	459
Net income (loss)	(22,041)			23,501
Adjustments to arrive at adjusted income before taxes(3)	(10,260)			(2,458)
Adjusted income before taxes	(32,301)			21,043
Adjusted income tax benefit (expense)(4)	6,977			(5,345)
Adjusted net income	$25,324	75,372	$(0.34)	$15,698	68,800	$0.23

(1) Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2) Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3) Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4) Represents the estimated effective tax rate of 21.6% and 25.4% for the six months ended June 30, 2022 and 2021, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.